Blue Owl Leasing LLC

Supplemental Financial Information (Unaudited) as of and for the period from June 30, 2025 (Date of Inception) to December 31, 2025

Blue Owl Leasing LLC
Supplemental Financial Information (Unaudited)

Consolidated Statement of Assets and Liabilities
(Amounts in thousands)

December 31, 2025(1)
Assets
Investments at fair value (cost $39,600)	$39,628
Cash	34,555
Due from brokers	19
Interest receivable	329
Total Assets	$74,531
Liabilities
Debt (net of unamortized debt issuance costs of $1,558)	$9,754
Interest payable	129
Accrued expenses and other liabilities	193
Total Liabilities	10,076
Members’ Equity
Total Members’ Equity - Class A	64,455
Total Members’ Equity - Class B	—
Total Members' Equity	64,455
Total Liabilities and Members’ Equity	$74,531

(1) The Company’s date of inception was June 30, 2025
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Blue Owl Leasing LLC
Supplemental Financial Information (Unaudited)
Consolidated Statement of Operations
(Amounts in thousands)

For the period ended December 31, 2025(1)
Investment Income
Interest income	$511
Total Investment Income	511
Operating Expenses
Interest expense	475
Professional fees	209
Total Operating Expenses	684
Net Investment Income (Loss)	$(173)
Net Realized and Change in Unrealized Gain (Loss)
Net change in unrealized gain (loss) on investments	28
Net realized gain (loss) on investments	—
Total Net Realized and Change in Unrealized Gain (Loss) on Investments	28
Net Increase (Decrease) in Members' Equity Resulting from Operations	$(145)
Total Net Increase (Decrease) in Members’ Equity Resulting from Operations - Class A	$(145)

(1) The Company’s date of inception was June 30, 2025
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Blue Owl Leasing LLC
Supplemental Financial Information (Unaudited)
Notes to the consolidated financial information

Organization and Principal Business
As of December 31, 2025, Blue Owl Leasing LLC (“Leasing JV” or the “Company”), a Delaware limited liability company, is a joint venture among Blue Owl Capital Corporation, Blue Owl Capital Corporation II, Blue Owl Credit Income Corp., Blue Owl Technology Finance Corp., Blue Owl Technology Income Corp., Blue Owl Alternative Credit Fund (the “Blue Owl Funds”), and California State Teachers Retirement System (“CalSTRS”) (collectively, the “Class A Members” or the “Members” and each, a “Class A Member” or a “Member”). Leasing JV has no Class B Members as of December 31, 2025. The Company’s principal purpose is to make investments, either directly or indirectly through financing subsidiaries or other persons, primarily in leases and loans. The Company is owned by the Class A Members, each of which have equal voting rights. Except under certain circumstances, contributions to the Company cannot be redeemed. Investment decisions must be approved by each of the Class A Members. The Class A Members co-invest through the Company, or its wholly owned subsidiaries. The Company’s date of inception was June 30, 2025 and made its first portfolio company investment on October 23, 2025.

Investment Portfolio Detail
The table below presents the composition of investments at fair value and amortized cost as of December 31, 2025

	December 31, 2025
($ in thousands)	Cost	Fair Value
Operating leases	$—	$—
Financing Leases	39,601	39,628
Total Investments	$39,601	$39,628
The table below presents the geographic composition of investments based on fair value as of December 31, 2025:

December 31, 2025
United States:
Midwest	29.2%
Northeast	17.8
South	14.3
West	38.7
Total	100.0%

Debt Activity

Deutsche Bank and Truist Bank Facility
On September 30, 2025, BOC Lease I LLC and BOC Lease II LLC, each a Delaware limited liability company and wholly owned subsidiary of Blue Owl Leasing LLC entered into a revolving credit facility (the “Deutsche Bank and Truist Bank Facility”) with, among others, Deutsche Bank AG, New York Branch, as Co-Structuring Agent, and Truist Bank, as the Administrative Agent and Co-Structuring Agent. The commitment of the Deutsche Bank and Truist Bank Facility is up to $300.0 million. Proceeds from the Deutsche Bank and Truist Bank Facility will be used to finance the origination and acquisition of eligible assets by the borrowers thereunder. The maturity date of the Deutsche Bank and Truist Bank Facility is September 30, 2029. As of December 31, 2025, there was $11.3 million outstanding under the Deutsche Bank and Truist Bank Facility.
Borrowings under the Deutsche Bank and Truist Bank Facility bear interest at a per annum rate equal to (a) during the funding period, Term SOFR + 1.85%, (b) after the revolving termination date to the first anniversary of the revolving termination date, Term SOFR + 2.10%, and (c) after the first anniversary of the revolving termination date to the maturity date, Term SOFR + 2.10%. The Company also pays unused commitment fees (a) if the aggregate outstanding principal amount is less than or equal to 50% of the aggregate Commitments, 0.40%, (b) otherwise, 0.30% .

The fair value of the Company’s debt, which is categorized as Level 3 within the fair value hierarchy as of December 31, 2025, approximates the carrying value.
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Blue Owl Leasing LLC
Supplemental Financial Information (Unaudited)
The table below presents the net carrying value of the Company’s debt obligations as of December 31, 2025:

	December 31, 2025
($ in thousands)	Aggregate Principal Committed	Outstanding Principal	Amount Available(1)	Unamortized Debt Issuance Costs	Net Carrying Value
Deutsche Bank and Truist Bank Facility	$300,000	$11,312	$8,502	$1,558	$9,754
Total Debt	$300,000	$11,312	$8,502	$1,558	$9,754

(1) The amount available reflects any limitations related to the credit facility’s borrowing base.

The table below presents the components of interest expense for the following period:

For the period ended December 31, 2025 (1)
($ in thousands)	2025
Interest expense	$336
Amortization of debt issuance costs	139
Total Interest Expense	$475

Average interest rate(2)	5.7%
Average daily outstanding borrowings	$6,562

(1) The Company’s date of inception was June 30, 2025.
(2) Averages are calculated based on annualized amounts.
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